Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) dated October 23, 2015, effective as of October 1, 2015 (the “Effective Date”), by and among BST Distribution, Inc. d/b/a We Sell Cellular, a New York corporation (“BST”), Scott Tepfer and Brian Tepfer (collectively, the “Sellers”) and uSell.com, Inc., a Delaware corporation (the “Buyer”). The Buyer, BST and the Sellers are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase all of the capital stock of BST from the Sellers upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Definitions. In addition to the definitions appearing elsewhere in this Agreement, the following capitalized words and phrases have the meaning provided.

“Action” means a private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature.

“Adjustment Amount” has the meaning contained in Section 7.6(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” has the meaning set forth in the preface above.

“Assignment Agreement” means the Assignment of Samsung Litigation in the form annexed as Exhibit E.

“Assignment of Samsung Litigation” has the meaning contained in Section 7.5.

“Assumption Agreement” means the Assumption of Samsung Litigation in the form annexed as Exhibit C.

“Assumption of Samsung Litigation Costs” has the meaning contained in Section 7.5.

“Board Indemnification Agreement” means the Indemnification Agreement of uSell in favor of Brian Tepfer in the form annexed as Exhibit J.

“BST” has the meaning in the preface above.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” means the Effective Date.

“Closing Date Balance Sheet” means a consolidated balance sheet of BST and We Sell as of the close of business on the Closing Date, which shall be audited or unaudited as apparent from the context.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 8(a) below.

“Deferred Compensation Plan” has the meaning set forth in Section 3(l)(vi)

“Developer” has the meaning set forth in Section 3(j)(vi).

“Developer Agreement” has the meaning set forth in Section 3(j)(vi).

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Effective Date” has the meaning in the preface above.

“Employment Agreements” shall mean the Employment Agreements, in the form attached hereto as Exhibit A, between each Seller and We Sell.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation

“Environment Law” has the meaning set forth in Section 3(k).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 7.4(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means $1.20 for each uSell Share issued under this Agreement or $10,294,721 for all of the uSell Shares issued under this Agreement. The per share number is subject to adjustment for stock splits, stock dividends and combinations.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, including the rules and regulations thereunder.

“Family Member” has the meaning contained in Rule 701 under the Securities Act.

“Financial Statements” has the meaning set forth in Section 3(u) below.

“GAAP” means United States generally accepted accounting principles as in effect from time-to-time.

“General Expiration Date” has the meaning contained in Section 7.3(b).

“Indemnified Party(ies)” has the meaning set forth in Section 7.2(a) below.

“Indemnifying Party(ies)” has the meaning set forth in Section 7.2(a) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all colorable imitations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and know-how (including formulas, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, object code, diagrams, data and related documentation), and (f) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Agreements” has the meaning set forth in Section 3(j)(iii).

“Knowledge” means that (i) in the case of a Person, the Person is actually aware of the fact or other matter to which the term “Knowledge” relates, (ii) in the case of BST or We Sell, both or either of the Sellers is actually aware of, or in the exercise of reasonable diligence should be aware of, the fact or other matter to which the term “Knowledge” relates, or (iii) in the case of an entity other than BST or We Sell, any officer, director or manager of the applicable entity, is actually aware of, or in the exercise of reasonable diligence would be aware of, the fact or other matter to which the term “Knowledge” relates.

“Laws” has the meaning set forth in Section 3(g)(i).

“Liability or Liabilities" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, including any Liens imposed by Laws.

“Losses” means losses, liabilities, damages, deficiencies, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and disbursements incurred in connection with any Action).

Management Agreement” means an agreement among uSell, the Sellers, Daniel Brauser and Nikhil Raman in the form annexed as Exhibit B

“Material Adverse Effect” means any effect or change that would be materially adverse to the business of the applicable Party and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated by this Agreement and the Related Agreements (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other Party has Knowledge of such effect or change on the date hereof), but specifically excluding the following: changes arising in the United States economic conditions, capital market conditions, regulatory conditions, political conditions; changes in conditions generally applicable to the industry or industries in which the applicable Party is involved; changes resulting from changes in accounting requirements, including but not limited to GAAP; changes resulting from changes in Laws affecting the applicable Party’s business; changes resulting from acts of war, declared or undeclared, armed hostilities or terrorism; and changes resulting from execution of, compliance with or announcement of this Agreement.

“Most Recent Financial Statements” has the meaning set forth in Section 3(u) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(u) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3(u) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Offered Amount” has the meaning set forth in Section 7.9(b) below.

“Party or Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or any other entity.

“Registration Rights Agreement” means the Registration Rights Agreement between the Buyer and the Sellers in the form annexed as Exhibit F.

“Related Agreements” means the Employment Agreements, the Registration Rights Agreement, the Management Agreement, and the uSell Shareholders Agreement, each dated the date of this Agreement.

“Representatives” has the meaning set forth in Section 8(a).

“Samsung” has the meaning set forth in Section 3(ff).

“Samsung Litigation” has the meaning set forth in Section 7.5.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5(k)(i).

“Securities Act” means the Securities Act of 1933.

“Security” has the meaning set forth in Section 7.9(b) below.

“Seller’s Pro Rata Percentage” has the meaning set forth in Section 4 below.

“Sellers” has the meaning set forth in the preface above.

“Shares” means the capital stock of BST.

“Subsidiary or Subsidiaries” means any corporation, limited liability company or partnership with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or equity interests, is or controls the general partner or manager, or has the power to vote or direct, directly or indirectly, the voting of sufficient securities to elect a majority of the directors, general partners or managers, as applicable.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, intangibles, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“uSell Shares” means 9,358,837 shares of uSell common stock.

“uSell Shareholders Agreement” means the Shareholders Agreement, in the form annexed as Exhibit D, among uSell, the Sellers, Daniel Brauser and Nikhil Raman.

“We Sell” refers to We Sell Cellular LLC, a Delaware limited liability company.

“We Sell Interests” means all of the issued and outstanding membership interests in We Sell.

2.	Basic Transaction.

(a)          Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer free and clear of all claims, Liens or other title defects, the Shares for the consideration specified below in this Section 2.

(b)          Share Exchange. The Shares shall be exchanged for the uSell Shares. The uSell Shares shall be paid to, and allocated among, the Sellers equally with one extra share issued to Brian Tepfer. The number of uSell Shares delivered at the Closing as defined below shall be subject to reduction as provided in Section 7.6.

(c)          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement, by exchange of documents electronically, with original documents to follow (or such time or place as the Parties may mutually determine), on the Effective Date.

(d)          Deliveries at the Closing. At the Closing, (i) the Sellers and BST will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; and (ii) the Buyer will deliver to the Sellers the various certificates, instruments and documents referred to in Section 6(b) below.

3.            Representations and Warranties of the Sellers. Attached is a disclosure schedule entitled and referred to herein as the “Disclosure Schedule”. The Disclosure Schedule is divided into schedules which are numbered to correspond to sections of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any matter which is disclosed in any particular schedule of the Disclosure Schedule, or Exhibits thereto, shall be deemed to be disclosed in respect of all Sections of this Agreement to which such disclosure may relate and to qualify all of the representations and warranties of the Sellers contained in this Agreement that are relevant thereto. The phrase “BST and We Sell” includes matters which refer to each entity jointly or either of them. Subject to the qualifications, exclusions, limitations and disclosures set forth below and in the Disclosure Schedule, the Sellers, jointly and severally, represent and warrant to the Buyer as follows.

(a)          Organization and Qualification. BST is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. We Sell is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized to conduct business under the name We Sell Cellular I LLC and is in good standing in the State of New York. BST and We Sell each has the corporate or limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)          Authorization of Transaction. BST has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BST, enforceable against BST in accordance with its terms and conditions.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Laws to which BST is subject or any provision of its certificate of incorporation or bylaws, or (ii) result in a breach of, or constitute a default under, under any agreement to which BST is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Lien upon any of its assets, except where the breach, default or Lien would not have a Material Adverse Effect on We Sell or on the ability of BST or the Sellers to consummate the transactions contemplated by this Agreement and the Related Agreements. We Sell does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on We Sell or on the ability of BST or the Sellers to consummate the transactions contemplated by this Agreement and the Related Agreements.

(d)        Capitalization. Section 3(d) of the Disclosure Schedule sets forth the number of authorized and outstanding Shares and other equity or profits interests of BST as of the Closing Date. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Section 3(d) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BST to issue, sell, or otherwise cause to become outstanding any Shares or other equity or profits interests of BST; and as of the time of Closing, no such rights shall exist. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BST. BST owns 100% of the membership interests of We Sell. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require We Sell to issue, sell, or otherwise cause to become outstanding any We Sell Interest or other equity or profits interests of We Sell and as of the time of Closing, no such rights shall exist. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to We Sell.

(e)           Litigation.

(i)          Except for the Samsung Litigation and except as set forth in Section 3(e) of the Disclosure Schedules, there is no Action pending and, to the Knowledge of BST and Sellers, there is not any private or governmental investigation, or any of the foregoing threatened against BST or We Sell or any of their officers or managers, or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal. There is no Action pending or, to the Knowledge of BST, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement and the Related Agreements.

(ii)         There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which BST or We Sell or any of their assets is or was a party or by which BST or We Sell or any of their assets is bound.

(f)          Subsidiary. BST has no Subsidiaries, except We Sell and We Sell has no Subsidiaries. BST owns fifty percent (50%) of the membership interests in TLT Innovations LLC, which will be transferred to one or both of the Sellers, or to another entity controlled by one or both of the Sellers, prior to the Closing.

(g)          Compliance with Laws.

(i)          Each of BST and We Sell has complied and is currently in compliance with all applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar tribunal established by any such governmental or political subdivision or agency thereof (collectively, the “Laws”), having jurisdiction over its business and properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect on BST or We Sell. BST and We Sell have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BST or We Sell.

(ii)         Neither BST nor We Sell nor any of their managers, officers, employees or agents has taken any action with respect to BST or We Sell, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and each of BST and We Sell has conducted its business in compliance with the FCPA.

(iii)        Neither BST nor We Sell nor any of their managers, officers, employees or agents has taken any action with respect to BST or We Sell, directly or indirectly, that would result in a violation by such persons of any United States Laws prohibiting the offer, payment, promise to pay or authorization of any payment of any money or the offer, gift, promise to give, or authorization of the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(h)          Fees. Neither the Sellers, BST nor We Sell has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(i)          Contracts. With respect to each written contract and oral agreement of BST and We Sell which involves consideration in excess of $50,000 and any agreement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect: (i) the agreement is legal, valid, binding and enforceable against BST or We Sell (as the case may be) and against the other parties thereto, and in full force and effect; (ii) the Sellers have provided a full and complete copy of same to the Buyer; (iii) to the Knowledge of the Sellers, neither BST nor We Sell has received verbal or written notice that BST or We Sell is in default in any material respect under such contract or agreement; and (iv) no party has repudiated any provision of the agreement, except for any such failure to be legal, binding and enforceable, any such default or any such repudiation that would not reasonably be expected to have a Material Adverse Effect on BST or We Sell. Neither BST nor We Sell is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note, or any other evidence of indebtedness to which either is a party, except for any default that has been waived and any default that would not reasonably be expected to have a Material Adverse Effect on BST or We Sell.

(j)           Intellectual Property.

(i)          BST and We Sell own or possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of BST and We Sell as presently conducted. The Sellers have provided the Buyer a true and complete copy of each such written license, sublicense, agreement or permission.

(ii)         The Intellectual Property used in the operation of the businesses of BST and We Sell as presently conducted does not infringe upon, violate or misappropriate any Intellectual Property rights of third parties, and neither BST nor We Sell has any Knowledge of any facts which indicate a likelihood of the foregoing. Neither BST nor We Sell has received any charge, complaint, claim, demand, or notice alleging any such infringement, violation or misappropriation (including any claim that BST or We Sell must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has infringed upon, violated or misappropriated any Intellectual Property rights of BST or We Sell.

(iii)        BST and We Sell have no pending patent applications or applications for registration that either entity has made with respect to any Intellectual Property. Section 3(j)(iii) of the Disclosure Schedule identifies each license, sublicense, agreement, or other permission that BST or We Sell has granted to any third party with respect to any Intellectual Property. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) (“Intellectual Property Agreements”). Section 3(j)(iii) of the Disclosure Schedule also identifies each registered and unregistered trademark, service mark, trade name, corporate name, URLs or Internet domain name used by BST and We Sell in connection with their business and which is not licensed from a third party. With respect to each item of Intellectual Property required to be identified in Section 3(j)(iii) of the Disclosure Schedule:

(A) BST or We Sell owns and or possesses the right to use the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure other than as set forth in the applicable Intellectual Property Agreement;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no Action is pending or, to the Knowledge of the Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of such item by BST or We Sell; and

(D) Neither BST nor We Sell has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv)        Section 3(j)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that BST or We Sell uses pursuant to license, sublicense, agreement, or permission, excluding off-the-shelf software purchased or licensed by BST or We Sell. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date) (each, a “Licensed Intellectual Property Agreement”). With respect to each Licensed Intellectual Property Agreement:

(A) the Licensed Intellectual Property Agreement is legal, valid, binding and enforceable against BST or We Sell (as the case may be) and against the other parties thereto, and in full force and effect;

(B) neither BST nor We Sell is in default under the Licensed Intellectual Property Agreement and, to Sellers’ Knowledge, no other party to the Licensed Intellectual Property Agreement is in breach or default thereunder, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder, which as to any such breach, default or event would be reasonably likely to have a Material Adverse Effect on BST or We Sell;

(C) to the Knowledge of the Sellers, no party to such Licensed Intellectual Property Agreement has repudiated any provision thereof;

(D) except as set forth in such Licensed Intellectual Property Agreement, neither BST nor We Sell has received written or verbal notice or otherwise has Knowledge that the underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(E) except as set forth on Section 3(j)(iv) of the Disclosure Schedule, neither BST nor We Sell has granted any sublicense or similar right with respect to the Licensed Intellectual Property Agreement.

(v)         Each of BST and We Sell has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any personal identifiable information stored or processed by BST or We Sell.

(vi)        Each Person who participated in the creation, conception, invention or development of the Intellectual Property currently used in the business of BST or We Sell (each, a “Developer”) which is not licensed from third parties has executed one or more agreements containing confidentiality, work for hire and assignment provisions, whereby the Developer has assigned to BST or We Sell all Intellectual Property rights in the Intellectual Property, including all rights in the Intellectual Property that existed prior to the assignment of rights by such Person to BST or We Sell. The Sellers have provided to the Buyer copies of any such agreements from each such Developer (collectively, the “Developer Agreements”).

(vii)       Each Developer has signed a perpetual non-disclosure agreement with BST or We Sell. The Sellers have provided, or will provide prior to Closing, to the Buyer copies any such non-disclosure agreements from each such Developer, if any.

(k)          Title to Property. BST and We Sell have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Most Recent Financial Statements or acquired thereafter, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all Liens, except (i) Liens for current Taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere in any material respect with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Liens securing debt reflected in the Most Recent Financial Statements, (iv) Liens recorded pursuant to any Environmental Law or (v) Liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse on BST or We Sell.

(l)            Benefit Plans. Neither BST nor We Sell has adopted any employee benefit plans.

(m)          No Appraisal Rights. No shareholder, member or equity holder is entitled to any appraisal rights under applicable state law in connection with this transaction.

(n)          Tax Matters.

(i)          BST and We Sell have filed all Tax Returns that each was required to file, and have paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on BST or We Sell. To the Knowledge of Sellers, no claim has ever been made by an authority in a jurisdiction where BST or We Sell does not file Tax Returns that either is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of BST or We Sell that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)         BST and We Sell have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(iii)        Neither BST nor We Sell has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)        Neither BST nor We Sell is liable for Taxes of any other Person nor is either a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(v)         BST and We Sell file a consolidated federal Tax Return; other than that, neither BST nor We Sell has been a member of an Affiliated Group filing a consolidated federal Tax Return.

(vi)        No liens for Taxes exist with respect to any assets or properties of BST or We Sell, except for liens for Taxes not yet due.

(vii)       Except as set forth in Section 3(n)(vii) of the Disclosure Schedule, no material Tax Return of BST or We Sell is under audit or, to the Knowledge of We Sell, examination by any taxing authority, and no written notice of such an audit or examination has been received by BST or We Sell. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

(viii)      Neither BST nor We Sell shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of an open transaction, the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code, or comparable provisions of state, local or foreign Tax law.

(ix)         BST and We Sell are not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(x)          BST and We Sell have not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

(xi)         BST and We Sell are not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)        All material elections with respect to Taxes affecting BST and We Sell are disclosed or attached to their Tax Returns.

(xiii)       There are no private letter rulings in respect of any tax pending between BST or We Sell and any taxing authority.

(o)	Environmental, Health, and Safety Matters.

(i)          BST and We Sell are in compliance with all Environmental, Health, and Safety Requirements, other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect in respect of We Sell.

(ii)         Without limiting the generality of the foregoing, BST and We Sell have obtained and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.

(iii)        BST and We Sell have not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)        To the Knowledge of the Sellers, none of the following exists at any property or facility owned or operated by BST and We Sell: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) groundwater monitoring wells, drinking water wells, or production water wells, or (5) landfills, surface impoundments, or disposal areas.

(v)         BST and We Sell have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, mobile or cellular telephones or electronic devices, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi)        BST and We Sell have not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vii)       BST and We Sell have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(viii)      No facts, events, or conditions relating to the past or present facilities, properties, or operations of BST or We Sell will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(ix)         BST and We Sell have never obtained, possessed or authorized any environmental audits, reports, and other material environmental documents relating to their past or current properties, facilities, or operations.

(p)          Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which BST or We Sell is a party:

(i)          any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to BST or We Sell, or involve consideration in excess of $50,000;

(iii)        any agreement concerning a partnership or joint venture;

(iv)        any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(v)         any agreement concerning confidentiality or noncompetition other than (A) any such agreements with clients and vendors in the Ordinary Course of Business and (B) any such agreements entered into in connection with the transactions contemplated by this Agreement;

(vi)        other than as set forth in Section 3(l) with respect to its employees, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

(vii)       any collective bargaining agreement;

(viii)      any agreement other than on an employment-at-will basis for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(ix)         any agreement under which it has advanced or loaned any material amount to any of its managers, members and employees outside the Ordinary Course of Business as of the Closing;

(x)          any agreement under which the consequences of a default or termination may have a Material Adverse Effect on BST or We Sell; or

(xi)         any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, and enforceable against BST or We Sell (as the case may be) and, to Sellers’ Knowledge, against the other parties thereto, and in full force and effect; (B) neither BST nor We Sell has received written notice from the counterparty that it is in breach or default; and (C) to the Knowledge of the Sellers, no party has repudiated any provision of the agreement.

(q)          Real Property. BST and We Sell do not own any real property. Section 3(q) of the Disclosure Schedule lists all real property leased or subleased to BST and We Sell. The Sellers have delivered to the Buyer or its counsel correct and complete copies of the leases and subleases listed in Section 3(q) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3(q) of the Disclosure Schedule, except as otherwise stated therein:

(i)          the lease or sublease is legal, valid, binding, and enforceable against BST or We Sell (as the case may be) and, to the Knowledge of the Sellers, against the other parties thereto, and in full force and effect in all material respects;

(ii)         to the Knowledge of the Sellers, no party to the lease or sublease is in material breach or material default;

(iii)        to the Knowledge of the Sellers, no party to the lease or sublease has repudiated any material provision thereof; and

(iv)        there is no change of control clause or other provision which prevents the sale of the Shares to the Buyer.

(r)          Powers of Attorney. There are no outstanding powers of attorney executed on behalf of BST or We Sell.

(s)          Guaranties. BST and We Sell are not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

(t)          Insurance. With respect to each insurance policy of BST and We Sell which is presently in effect: (A) the policy is in full force and effect; (B) to the Knowledge of the Sellers, neither BST nor We Sell nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices); and (C) to the Knowledge of the Sellers, no party to the policy has repudiated any provision thereof.

(u)          Financial Statements. The Sellers have delivered to the Buyer on behalf of BST and We Sell (i) internally prepared unaudited balance sheets and statements of profit and loss as of and for the fiscal years ended December 31, 2013 and December 31, 2014 (the “Most Recent Fiscal Year End”) and (ii) internally prepared unaudited balance sheets and statements of profit and loss for the period January 1, 2015 through June 30, 2015 (the “Most Recent Financial Statements”) and the month of June 2015 (the “Most Recent Fiscal Month End”). The above mentioned financial statements shall be referred to collectively as the “Financial Statements.” The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of BST and We Sell, respectively, as of such dates and the results of operations of BST and We Sell, respectively, for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and other presentation items, and the Financial Statements have not been prepared in accordance with GAAP. Within three business days prior to the Closing, the Sellers shall deliver to uSell an unaudited estimated Closing Date Balance Sheet of BST.

(v)         Events Subsequent to December 31, 2014. Except as set forth on Schedule 3(v) of the Disclosure Schedule, since December 31, 2014:

(i)          BST and We Sell have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for transfers in the Ordinary Course of Business and except for any pre-closing distribution of cash from We Sell to BST and from BST to the Sellers;

(ii)         BST and We Sell have not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 and outside the Ordinary Course of Business;

(iii)        No party (including BST or We Sell) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which BST or We Sell is a party or by which either of them is bound;

(iv)        BST and We Sell have not imposed or allowed to occur any Lien upon any of its material assets, tangible or intangible, other than in the Ordinary Course of Business;

(v)         BST and We Sell have not made any capital expenditure (or series of related capital expenditures) involving more than $50,000 and outside the Ordinary Course of Business;

(vi)        BST and We Sell have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $50,000 and outside the Ordinary Course of Business;

(vii)       BST and We Sell have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000, singly or in the aggregate;

(viii)      BST and We Sell have not delayed or postponed the payment of accounts payable and other liabilities other than in the Ordinary Course of Business;

(ix)         BST and We Sell have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000 and outside the Ordinary Course of Business;

(x)         BST and We Sell have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(xi)        There has been no change made or authorized in the Certificate of Incorporation, Bylaws, Articles of Organization or Operating Agreement (or Limited Liability Company Agreement) of BST or We Sell, as applicable;

(xii)       BST and We Sell have not issued, sold, or otherwise disposed of any Shares or other securities of BST or membership interests or profits interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any other equity or profits interests of We Sell, as applicable;

(xiii)      BST and We Sell have not experienced any damage, destruction, or loss (whether or not covered by insurance) to its material property other than in the Ordinary Course of Business;

(xiv)      BST and We Sell have not made any material loan to, or entered into any other transaction with, any of its managers, officers, or employees outside the Ordinary Course of Business;

(xv)       BST and We Sell have not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any significant employees other than in the Ordinary Course of Business;

(xvi)      BST and We Sell have not granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(xvii)     BST and We Sell have not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other employee benefit plan) other than in the Ordinary Course of Business;

(xviii)    BST and We Sell have not made any other material change in employment terms for any of its managers, officers, or employees outside the Ordinary Course of Business;

(xix)       BST and We Sell have not made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business;

(xx)        there has not been any other occurrence, event, incident, action, or transaction outside the Ordinary Course of Business involving BST or We Sell;

(xxi)       BST and We Sell have not discharged a material liability or security interest outside the Ordinary Course of Business;

(xxii)      BST and We Sell have not disclosed any confidential information of BST or We Sell without a non-disclosure agreement outside of the Ordinary Course of Business;

(xxiii)     no customer or supplier has terminated any agreement or given notice that it will cease to do any business or do less business with BST or We Sell; or

(xxiv)    BST and We Sell have not committed to any of the foregoing.

(w)          Undisclosed Liabilities. Except as set forth in Section 3(w) of the Disclosure Schedule, BST and We Sell have no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities included in the Most Recent Financial Statements, (ii) Liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (iii) normal or recurring Liabilities in the Ordinary Course of Business which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on BST or We Sell, and (iv) liabilities under this Agreement. Notwithstanding the preceding, as of the time of Closing, (i) all outstanding debt obligations of BST and We Sell shall have been converted or satisfied in full, and (ii) BST and We Sell shall have paid in full accounts payable and other current obligations, relating to periods ending prior to the date of Closing. The Parties agree that BST and We Sell shall pay after the Closing legal fees, accounting fees and related expenses for services with respect to this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder in an amount up to $50,000.

(x)          Employees.

(i)          With respect to the business of BST and We Sell:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written demand for recognition;

(C) to the Knowledge of the Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Sellers, threatened;

(E) there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business; and

(F) to the Knowledge of Sellers, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by BST or We Sell (or their managers, officers or directors) of any law, regulation or contract.

(ii)         Except as set forth in Section 3(x) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of BST or We Sell, and (B) there are no written personnel policies, rules, or procedures applicable to employees of BST or We Sell. True and complete copies of all such documents have been provided to the Buyer prior to the date of this Agreement.

(iii)        With respect to this transaction, any notice to employees required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied.

(iv)        No employment agreement of BST or We Sell contains any severance, change of control or similar type of provision which would trigger a payment by the Buyer following consummation of the transactions contemplated by this Agreement.

(y)          Notes and Accounts Receivable All notes and accounts receivable of BST and We Sell are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BST and We Sell.

(z)          Affiliates. Section 3(z) of the Disclosure Schedule identifies all persons who, to the Knowledge of the Sellers, may be deemed to be “affiliates” of the Sellers, BST or We Sell for purposes of Rule 145 under the Securities Act.

(aa)         Disclosure. No statement, representation or warranty by BST, We Sell and/or Sellers in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make the statements, representations and warranties contained in this Section 3 and such Schedules not misleading. To the Knowledge of the Sellers, there is no fact which has specific application to BST or We Sell which, so far as the Sellers can reasonably foresee, materially threatens the value of the assets, business, financial condition or results of operations of the businesses of BST and We Sell, taken as a whole, which has not been set forth in this Agreement or the Schedules hereto.

(bb)         Related Party Transactions. Except as set forth on Section 3(bb) of the Disclosure Schedule, no officer or supervisory employee of BST or We Sell, or any Family Member of any such officer or supervisory employee, (i) owns, directly or indirectly, on an individual or other basis, any interest in, or serves as an officer or director of, any customer, competitor, or a supplier of We Sell or any organization which has a contract or arrangement with BST or We Sell or (ii) has any contract or agreement with BST or We Sell other than in his capacity as an employee of We Sell, and all such agreements are on arms-length terms.

(cc)        Governmental Authorizations. BST and We Sell have all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Laws for the ownership of BST and We Sell’s properties and operation of its business as presently operated. To the Knowledge of the Sellers, no suspension, nonrenewal or cancellation of any of such permits is pending or threatened, and there is no reasonable basis therefor. BST and We Sell are not in material default or violation of any such permits. BST and We Sell have obtained all material authorizations, consents, approvals, franchises, licenses and permits required to be obtained from any governmental authority under applicable Laws for the consummation of the sale of the Shares to the Buyer.

(dd)       We Sell Cellular, Inc. We Sell Cellular, Inc. ceased active business operations in 2007 and as of Closing has no assets or liabilities other than in connection with the Samsung Litigation.

(ee)       Other Entities. BST, the Sellers and We Sell have no direct or indirect ownership, either individually or jointly, in any other business or entity, other than (i) BST’s and the Sellers’ interest in TLT Innovations LLC, (ii) Scott Tepfer’s interest in SBT Distribution, Inc., and (iii) any passive investments in businesses or entities that do not compete with BST or We Sell.

(ff)         Samsung Litigation. The estimated maximum exposure of We Sell and BST in the Samsung Litigation, as defined in Section 7.5 below, is $225,000, consisting of potential liability under the existing claims against We Sell and BST by Samsung Electronics America, Inc. f/k/a Samsung Telecommunications America, LLC ("Samsung") and legal fees and related expenses based on counsel's current estimates, provided, that such amount is subject to increase if Samsung makes additional claims against We Sell or BST, if the legal work proves more time-consuming than currently anticipated, if there are errors by counsel, or based on other risks that can affect litigation in the normal course, including judge or jury reaction.

4.          Additional Representations and Warranties of the Sellers. Subject to the qualifications, limitations, and exclusions below, and in the Disclosure Schedule, each Seller represents and warrants to the Buyer, severally (in proportion to his pro rata ownership interest in BST) and not jointly, and as to himself and not as to other Seller, that as of the Closing Date, as set forth below.

(a)          Enforceability. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions.

(b)          Noncontravention. None of the execution and the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement and the Related Agreements will conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence or indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which such Seller is a party or by which such Seller is bound, except where such conflict, breach or default would not be reasonably likely to have a Material Adverse Effect on such Seller’s ability to consummate the transactions contemplated by this Agreement and the Related Agreements or on BST or We Sell.

(c)          Litigation. The Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge which could have a Material Adverse Effect on such Seller, and (ii) is not a party to any Action or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which could have a Material Adverse Effect on such Seller.

(d)          Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e)          Purchase Entirely for Own Account. The uSell Shares to be acquired by the Seller will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling or otherwise distributing the uSell Shares, except in compliance with applicable securities laws.

(f)          Non-Registration. The Seller understands that the uSell Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.

(g)          Knowledge; Investment Intent. The Seller has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of the transactions and of making an informed investment decision with respect thereto. The Seller further confirms that the Seller and his advisors were given the opportunity to examine the financial and business situation of the Buyer and to ask questions and receive answers from the management of the Buyer.

(h)          Accredited Investor. The Seller is an accredited investor for one or more reasons listed on Exhibit G.

5.           Representations and Warranties of the Buyer. Subject to the qualifications, limitations, and exclusions below, and in the Disclosure Schedule, the Buyer represents and warrants to the Sellers that as of the Closing Date, as set forth below.

(a)          Organization and Qualification. The Buyer is a corporation company duly organized, validly existing, and in good standing under the laws of Delaware. The Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements.

(b)           Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions.

(c)           Capitalization.

(i)          The authorized and outstanding capital stock of the Buyer and other equity or profits interests in the Buyer as of the Closing Date (including, but not limited to, stock options and restricted stock units) are reflected on Section 5(c)(i) of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Buyer have been duly authorized and are validly issued and fully paid, non-assessable and free of preemptive rights.

(ii)         Except as disclosed on Section 5(c)(ii) of the Disclosure Schedule, as of the date hereof, there are (A) no outstanding or authorized subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating the Buyer to grant, extend or enter into any agreement or commitment to issue, deliver or sell additional shares of common stock, except for the sale of the uSell Shares to the Sellers, (B) no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock of the Buyer, (C) no agreements between the Buyer and any shareholder of the Buyer or among any other shareholders of the Buyer, including any agreement restricting the right of any shareholder to transfer its shares or granting any shareholder the right to purchase or sell its shares in certain circumstances, and (D) no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Buyer.

(d)          Noncontravention. Neither the execution nor the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement and the Related Agreements will conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence or indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which the Buyer is a party or by which the Buyer may be bound.

(e)          Litigation. There is no Action or investigation pending and, to the Knowledge of the Buyer, there is not any Action or any private or governmental investigation, threatened against the Buyer or any of its officers or directors relating to the Buyer, or involving any of its assets, before any court, governmental or regulatory authority or body, or arbitration tribunal. There is no Action pending or, to the Knowledge of the Buyer, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement and the Related Agreements. There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which the Buyer or any of its assets is or was a party or by which the Buyer or any of its assets is bound.

(f)          Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or BST could become liable or obligated.

(g)         Valid Issuance of the Stock Consideration. When issued under this Agreement, the uSell Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear from all Liens (other than restrictions on transfer provided for in this Agreement and by the applicable securities Laws).

(h)         Compliance with Securities Laws. Subject to the accuracy of the representations and warranties made by the Sellers in this Agreement, the uSell Shares will be issued to the Sellers in compliance with applicable exemptions from the registration requirements of the Securities Act.

(i)          Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self-regulatory agency on the part of the Buyer is required in connection with the issuance and sale of the uSell Shares or the consummation of the other transactions contemplated by this Agreement and the Related Agreements, except (i) such filings as have been made prior to the date hereof and (ii) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws, including, but not limited to, the filing of a Form D relating to the sale of the uSell Shares pursuant to Rule 506(b) under the Securities Act

(j)          Compliance with Laws.   The Buyer has complied and is currently in compliance in all respects with all applicable Laws, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement and the Related Agreements.

(k)          SEC Documents.

(i)          SEC Documents. During the last three years, the Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder (the “SEC Documents”). Each of the SEC Documents, as of the respective dates thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be) (A) did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.

(ii)         Sarbanes-Oxley. The Buyer is in material compliance with all requirements of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

(l)           Financial Statements. The consolidated financial statements of the Buyer included in the SEC Documents (1) comply in all material respects with the applicable accounting rules and regulations of the SEC with respect thereto as were in effect at the time of filing and (2) except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, present fairly, in all material respects, the consolidated financial position of the Buyer as of the dates indicated therein, and the consolidated results of its operations and cash flows for the periods therein specified in accordance with GAAP, subject, in the case of unaudited financial statements, to normal, immaterial year-end audit adjustments.

(m)         Absence of Certain Changes Since December 31, 2014. Since December 31, 2014, the business and operations of the Buyer have been conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2014, there has not been:

(i)          any declaration, setting aside or payment of any dividend or other distribution of the assets of the Buyer with respect to any shares of capital stock of the Buyer or any repurchase, redemption or other acquisition by the Buyer of any outstanding shares of the Buyer;

(ii)         any damage, destruction or loss to the Buyer’s business or assets, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer ;

(iii)        any waiver by the Buyer of a right or debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Buyer;

(iv)        any material change or amendment to, or any waiver of any material right under a material contract or arrangement by which the Buyer or any of its assets or properties is bound or subject;

(v)         any change by the Buyer in its accounting principles, methods or practices or in the manner in which it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC;

(vi)        any other event or condition of any character, except for such events and conditions that have not resulted, and would not reasonably be expected to result, either individually or collectively, in a Material Adverse Effect on the Buyer;

(vii)       any event or events which affects or would reasonably be expected to affect, either individually or collectively, the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements; or

(viii)      any approval by the Buyer of or commitment to do any of the foregoing.

(n)          Title to Property and Assets. The properties and assets of the Buyer that are material to the business of the Buyer and that are owned by the Buyer are owned by the Buyer free and clear of all Liens, except for (i) statutory liens for the payment of current taxes that are not yet due and payable and (ii) Liens that arise in the ordinary course of business and do not in any material respect affect the business of the Buyer as currently conducted.  With respect to the property and assets that are material to the business of the Buyer and that it leases, the Buyer has valid leasehold interests in such property and is in compliance with such leases in all material respects.

(o)          Taxes. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Buyer has filed or has valid extensions of the time to file all necessary federal, state, and foreign income and franchise Tax Returns due prior to the date hereof and has paid or accrued all Taxes shown as due thereon, and the Buyer has no Knowledge of any Tax deficiency which has been asserted or threatened against it.

(p)          Defaults. The Buyer is not in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any respect in the performance of any bond, debenture, note, any other evidence of indebtedness or any other agreement or instrument to which the Buyer is a party or by which the Buyer is bound or by which the properties of the Buyer are bound, except for any default that has been waived and any default that would not reasonably be expected to have a Material Adverse Effect on the Buyer or on the Buyer’s ability to consummate the transactions contemplated by the Agreement and the Related Agreement.

(q)          Bad Actors. No “covered person” of the Buyer is subject to any disqualification under Rule 506(d) of Regulation D under the Securities Act.

6.	Conditions to Obligation to Closing.

(a)         Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by the Buyer) of the following conditions:

(i)          the representations and warranties set forth in Section 3 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except that any such representations and warranties limited by a materiality qualifier or by reference to Material Adverse Effect shall be true and correct in all respects;

(ii)         no Action shall be pending or threatened against BST, We Sell or the Sellers before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Related Agreements, (B) cause any of the transactions contemplated by this Agreement and the Related Agreements to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Shares and BST to own the We Sell Interests, or (D) affect adversely the right of BST or the Buyer to own (indirectly through BST and We Sell) We Sell’s assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iii)        the Shares shall be owned by the Sellers as set forth in Section 3(d) of the Disclosure Schedule as of the Closing Date and the We Sell Interests shall be owned by BST;

(iv) the Sellers shall have executed and delivered to the Buyer certificates representing the Shares endorsed in blank;

(v)         each of the Sellers shall have entered into an Employment Agreement, the form of which is annexed hereto as Exhibit A;

(vi)        the relevant parties have entered into a Management Agreement, the form of which is annexed as Exhibit B;

(viii)      the Sellers have executed and delivered to uSell the Assumption of Samsung Litigation in the form annexed as Exhibit C;

(ix)         Daniel Brauser, Nikhil Raman, the Buyer and the Sellers have entered into a Shareholders Agreement in the form annexed as Exhibit D;

(x)          the Sellers have entered into Non-Compete Agreements in the Form annexed as Exhibit H (the “Non-Compete Agreements”) agreeing not to compete with BST or We Sell for a period of thirty (30) months from the Effective Date unless (A) a Seller’s employment is terminated by We Sell without Cause or by such Seller with Good Reason (as such terms are defined in such Seller’s Employment Agreement), (B) during such time as We Sell is not paying a Seller’s salary and/or bonuses, after notice and an opportunity to cure (as set forth in Section 4 of the Employment Agreement) or (C) uSell fails to meet the conditions of Section 7.4(a) and the Sellers have not succeeded in selling a total of at least $6,000,000 of Common Stock under Section 7.4(b) by the date 30 days following the earlier of (i) the filing of the Buyer’s annual report with the SEC for the year ended December 31, 2016 and (ii) the SEC’s filing deadline for the filing of the Buyer’s annual report with the SEC for the year ended December 31, 2016; provided, however, for the purposes of clause (C) the Buyer shall have three (3) months to cure the failure of the Sellers to receive a total of $6,000,000 in gross proceeds.

(xi)         the Certificate of Incorporation of BST has been amended to require a 75% vote of the full Board of Directors to take action at a meeting and otherwise as provided in Exhibit I; and

(xii)        the existing loan payable of BST has been paid in full and replaced by a Senior Secured first Lien Term Loan in favor of Senior Health Insurance Company of Pennsylvania.

(b)          Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Sellers) of the following conditions:

(i)          the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date, except that any such representations and warranties limited by a materiality qualifier or by reference to Material Adverse Effect shall be true and correct in all respects;

(ii)         no Action shall be pending or threatened against the Buyer before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Related Agreements, (B) cause any of the transactions contemplated by this Agreement and the Related Agreements to be rescinded following consummation, or (C) affect adversely the right of the Sellers to own the uSell Shares;

(iii)        the Sellers and We Sell shall have entered into Employment Agreements, the form of which is annexed as Exhibit A;

(iv)        the uSell Shares shall have been issued to Sellers on a pro rata basis;

(v)         the relevant parties have entered into a Management Agreement, the form of which is annexed as Exhibit B;

(vi)        We Sell shall have executed and delivered to the Sellers the Assignment of Samsung Litigation in the form annexed as Exhibit E;

(vii)       the Buyer and the Sellers shall have entered into a Registration Rights Agreement in the form annexed as Exhibit F;

(ix)         Senior Health Insurance Company of Pennsylvania shall have funded the initial tranche of its Senior Secured Term Loan in the principal amount of at least $4,000,000, on terms mutually acceptable to the Buyer and the Sellers, and a portion of such initial tranche shall have been applied to repay in full the principal amount of, interest accrued on and all other amounts due in connection with (A) BST’s existing loan from BBCN Bank and (B) the $300,000 loan from SBT Distribution, Inc. to BST; and

(ix)         uSell shall have executed and delivered to the Sellers an Indemnification Agreement in the form annexed as Exhibit J in favor of Brian Tepfer for his role as director and executive officer of uSell.

7.	Covenants.
7.1	Indemnification.

(a)          Indemnification by the Buyer. Subject to Section 7.3, in the event that the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that the Sellers make a written claim for indemnification against the Buyer for breach of any representations and warranties prior to the General Expiration Date as defined in Section 7.3(b) (pursuant to this Section 7.1(a) in the case of a direct claim by the Sellers against the Buyer or pursuant to Section 7.2 below in the case of a third party claim), then the Buyer agrees to indemnify the Sellers from and against the entirety of any Losses the Sellers may suffer resulting from, arising out of, relating to, or caused by such breach by the Buyer.

(b)          Indemnification by the Sellers. Subject to Section 7.3, in the event the Sellers breach any of their representations, warranties, and covenants contained in this Agreement or any of their covenants contained in the Assumption Agreement, and, provided that the Buyer makes a written claim for indemnification against the Sellers for breach of any representations and warranties prior to the General Expiration Date as defined in Section 7.3(b) (pursuant to this Section 7.1(b) in the case of a direct claim by the Buyer against the Sellers or pursuant to Section 7.2 below in the case of a third party claim), then the Sellers agree to indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer resulting from, arising out of, relating to or caused by the breach by the Sellers.

(c)          Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.1 through Section 7.3. The Sellers or the Buyer, as applicable, shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in Section 7.1 through Section 7.3.

7.2.          Third Party Claims; Procedure.

(a)          Promptly (and in any event within five days after the service of any summons or other document) after becoming aware of any third party claim for which one or more of the Parties (the “Indemnified Party”) may seek indemnification against one or more other Parties (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide notice shall not relieve the Indemnifying Party of its obligations under Section 7.1 or this Section 7.2, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the claim or otherwise respond to the claim, the Indemnified Party shall have the right to defend the action resulting from the claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any claim against it, and recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice of the proposed settlement or compromise to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the claim; otherwise, the Indemnified Party shall have no right to settle or compromise any claim. The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party, provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require only the payment of monetary damages by the Indemnifying Party.

(b)          Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article 7, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the claim for which indemnification is being received.

(c)          In the event that the claim is asserted by one of the Parties to this Agreement either based on a direct claim by a Party or a third party claim, the procedure set forth in this Section 7.2 shall control.

7.3.	Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary contained herein, except as provided in this Section 7.3, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any claim or claims for breach of the representations and warranties contained in this Agreement (i) unless such claim, or the aggregate amount of such claims for Losses made by the Indemnified Party hereunder, equals or exceeds $100,000 (in which case all of such Losses back to the first dollar will be recoverable) or (ii) for an aggregate amount exceeding the and claims with respect . Provided, however, any claim for indemnification under the Assumption of Samsung Litigation shall not be subject (i) to any $100,000 minimum and be fully recoverable from the Sellers from the first dollar and (ii) to the Indemnification Cap. For purposes of this Section 7.3(a), the “Indemnification Cap” shall mean one hundred percent (100%) of the Fair Market Value of the uSell Shares issued to the Sellers under this Agreement. In lieu of damages for any Losses, the Sellers shall have the option but not the obligation, by notice delivered to the Buyer, of satisfying any indemnification claim made by the Buyer hereunder by returning to the Buyer such number of uSell Shares as may be required to reimburse the Buyer for its Losses, based on the Fair Market Value of the uSell Shares so returned. Each Seller shall also have the option of satisfying any indemnification claim made by the Buyer with cash or with any combination of uSell Shares and cash. The limitations set forth in this Section 7.3(a) shall not apply: (i) to inaccuracies in or breaches of any of the Specified Representations; or (ii) in the case of common law fraud. “Specified Representations” shall mean the representations and warranties set forth in Sections 3(a), 3(b), 3(d), 4(a), 5(a), 5(b), and 5(c).

(b)          The Parties agree that the right of each Indemnified Party to make claims pursuant to Section 7.1 for breaches of the representations and warranties contained in this Agreement shall survive the Closing until 11:59 p.m. on the date that is eighteen months following the Closing Date (the “General Expiration Date”); provided, however, that (i) if, at any time prior to the General Expiration Date, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a claim for recovery under Section 7.1, then the claim asserted in such notice shall survive the General Expiration Date until such time as such claim is fully and finally resolved; and (ii) notwithstanding anything to the contrary in this Section 7.3(b), the Parties agree that the right of each Indemnified Party to make (A) claims pursuant to Section 7.1 with respect to the Specified Representations and common law fraud shall survive the Closing until the expiration of the statute of limitations applicable to the subject matter thereof and (B) claims with respect to the Tax representations made by the Buyer and the Sellers, pursuant to the provisions of Sections 3(n) and 5(o), respectively, shall survive the Closing for a period of 90 days following the expiration of the applicable statute of limitations period; provided, however, that if, at any time prior to the expiration of such applicable statute of limitations, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a claim for recovery under Section 7.1 with respect to the Tax representations, then the claim asserted in such notice with respect to the Tax representations shall survive such expiration time until such time as such claim is fully and finally resolved.

(c)          The Parties agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant or agreement set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 7. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein that it may have against the other Parties hereto and their affiliates and representatives arising under or based upon any Laws, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.3(c) shall limit any Party’s right to seek and obtain any equitable relief to which any party shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

(d)          Payments by any Indemnifying Party under Section 7.1 or 7.2 in respect of any Losses are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any contribution or other similar payment actually received by the Indemnified Party in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs (it being agreed that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article 7). Promptly after the realization of any insurance proceeds, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was paid by the Indemnifying Party under Section 7.1 or 7.2 before the realization of reduction of such Losses.

(e)          IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR (i) DAMAGES NOT ARISING DIRECTLY FROM A BREACH OF REPRESENTATION OR WARRANTY, (ii) DAMAGES ARISING SOLELY FROM SPECIAL CIRCUMSTANCES OF THE INDEMNIFIED PARTY THAT WERE NOT COMMUNICATED TO THE INDEMNIFYING PARTY, OR (iii) ANY REMOTE, SPECULATIVE, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES (COLLECTIVELY, “EXCLUDED DAMAGES”), REGARDLESS OF (x) WHETHER SUCH EXCLUDED DAMAGES WERE FORESEEABLE, (y) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH EXCLUDED DAMAGES AND (z) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED; PROVIDED, HOWEVER, THAT ANY EXPENSES OF INVESTIGATION AND REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS INCURRED IN CONNECTION WITH ANY INDEMNIFIABLE CLAIM, SUIT OR PROCEEDING UNDER SECTION 7.1 OR SECTION 7.2, AS WELL AS ANY FINAL, NON-APPEALABLE AMOUNTS AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM UNDER SECTION 7.2 SHALL NOT CONSTITUTE EXCLUDED DAMAGES FOR PURPOSES OF THIS SECTION 7.3(f).

7.4           Placement Rights.

(a)          Within 90 days following the Closing, the Buyer may apply to list its common Stock on the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE MKT) (or any successor) (any referred to herein as an “Exchange”). In connection with the Exchange listing, the Buyer may seek to raise equity capital (a “Financing”) to meet an initial listing requirement of an Exchange. In such Financing, the Sellers shall have the option to offer up to a total of $3 million each of their shares of Common Stock as selling shareholders. If the Sellers together sell at least $6 million of their shares of Common Stock in such Financing, the provisions of Section 7.4(b) and (c) shall not apply.

(b) If the conditions of Section 7.4(a) are not met, the Buyer shall use its best efforts to assist the Sellers to privately place (or publicly sell) a total of $1,500,000 of Common Stock per calendar quarter, commencing with the quarter ending December 31, 2015, at a price per share equal to the greater of (i) $1.20 or (ii) the Buyer’s earnings before interest, taxes, depreciation and amortization for the calendar quarter then ended multiplied by 32, minus the Buyer’s indebtedness as of the last day of such calendar quarter, which amount is then divided by the number of shares of Common Stock outstanding (either, the “Target Price”). The Buyer will notify the Sellers prior to the end of each calendar quarter of the sale opportunity or opportunities under this Section 7.4(b). If the Sellers choose to move forward with a sale opportunity, they will notify the Buyer promptly after their receipt of the Buyer’s notice. The closing of any sale under this Section 7.4(b) will occur (x) within 30 days after the end of the quarter ending December 31, 2015, and (y) for subsequent quarters, within 30 days after the earlier of (i) the filing of the Buyer’s quarterly or annual report with the SEC for the period ending on the last day of such quarter and (ii) the SEC’s filing deadline for the filing of such quarterly or annual report with the SEC. Any such sales shall be in compliance with all legal requirements including insider trading laws. The Sellers’ options and the Buyer’s obligations under this Section 7.4 (b) shall expire after the Sellers together have received at least $6 million in gross proceeds from sales of their shares of Common Stock.

(c)          If the price per share received by the Sellers in any sale under Section 7.4(b) (the “Actual Price”) is less than the Target Price, the Buyer shall issue to the Sellers additional shares of Common Stock, with the number of additional shares determined by the following formula: (i) $1,500,000 divided by the Actual Price, minus (ii) $1,500,000 divided by the Target Price. By way of example, if the Target Price was $2 and the Actual Price is $1, the Sellers shall be issued 750,000 shares determined as follows: ($1,500,000/1) minus ($1,500,000/2).

(d)          All per share numbers contained in this Section 7.4 shall be subject to adjustment for stock splits, stock dividends and combinations.

7.5	Samsung Litigation.

BST, We Sell and We Sell Cellular, Inc. (“Old We Sell”) are parties to certain litigation with Samsung (such case, including any related actions and any appeals, the “Samsung Litigation”). In the Samsung Litigation, BST, We Sell and Old We Sell have filed claims against Samsung and Samsung has filed claims against BST, We Sell and Old We Sell. As a condition of Closing, the Buyer agrees that BST and We Sell shall assign to the Sellers all right, title and interest in and to the litigation and any proceeds thereof, and the Sellers shall indemnify and hold harmless We Sell in the event Samsung obtains any recovery against We Sell, whether by way of final judgment or settlement, and the Sellers shall pay all costs of the Samsung Litigation (including legal fees and expenses) arising after September 30, 2015. The Parties also agree that the Sellers shall have the sole right, in their discretion, to instruct counsel and other advisors in connection with and to make decisions and take action in the name(s) and on behalf of BST, We Sell and Old We Sell with respect to the Samsung Litigation. The provisions of this Section 7.5 shall be accomplished through the Assignment Agreement and the Assumption Agreement.

7.6	Audited Closing Date Balance Sheet.

(a)          The Sellers and the Buyer shall cause BST to prepare a Closing Date Balance Sheet in accordance with GAAP which shall be audited by the Buyer’s independent registered public accounting firm and delivered to the Buyer and the Sellers on or before the delivery of the audited Financial Statements referred to in Section 7.7. If within 10 days following delivery of the audited Closing Date Balance Sheet, the Buyer or the Sellers has or have not given the other Party (Parties) notice of its objection to the audited Closing Date Balance Sheet (such notice must contain a statement of the basis of the objection), then the stockholders’ equity reflected in the audited Closing Date Balance Sheet will be used in computing the amount by which BST’s stockholders’ equity as of the Closing Date is greater than or less than $660,000 (such excess or deficiency, the “Adjustment Amount”). If a Party gives such notice of objection, then the Parties will, for an additional 15 days following delivery of such notice, attempt to reach agreement on the issues in dispute. If no resolution of the dispute is finalized within such 15-day period, the disputed issues will be submitted for review and final determination by RBSM LLP, certified public accountants independent of both the Buyer and the Sellers (the “Accountants”), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and as are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination of the Adjustment Amount by the Accountants, as set forth in a notice delivered to all Parties by the Accountants within 30 days after the submission of the issues to the Accountants for resolution, will be binding and conclusive on the Parties; and (iii) the Buyer will bear 50% and the Sellers will bear 50% of the fees of the Accountants for such determination.

(b)          If the Adjustment Amount reflects an excess (a positive Adjustment Amount) greater than $100,000, then, within 10 business days after the final determination of the Adjustment Amount, the Buyer will cause BST to make a cash payment to the Sellers in an amount equal to the amount by which the Adjustment Amount exceeds $100,000, divided equally between the Sellers. If the Adjustment Amount reflects a deficiency (a negative Adjustment Amount) greater than $100,000, then, at the election of the Sellers, either (i) the Sellers will make a cash payment to BST in an amount equal to the amount by which the Adjustment Amount exceeds $100,000 within ten business days after the final determination of the Adjustment Amount or (ii) on the 10th business day following the final determination of the Adjustment Amount, the number of uSell Shares delivered to the Sellers at Closing shall be reduced by the number of shares determined by multiplying the number of uSell Shares delivered to the Sellers at the Closing times a fraction in which the numerator is the amount by which the Adjustment Amount exceeds $100,000 and the denominator is the total stockholders’ equity reflected on the audited Closing Date Balance Sheet. Each Seller may make a different election under clause (ii).

(c)          If the reclassification of any item or items or any other change made in the treatment of any item or items in connection with the preparation of the audited Closing Date Balance Sheet under this Section 7.6 or the preparation of the audited financial statements under Section 7.7 below (an “Audit Change”) results in a personal tax liability to either or both of the Sellers, the Buyer will reimburse the Sellers for the payment of such tax liability (including taxes owing and any interest and penalties thereon) promptly upon their presentation of evidence of such payment. In addition, if any payment by the Buyer to the Sellers under this Section 7.6 results in a personal tax liability to either or both of the Sellers, the Buyer will make an additional payment to the affected Seller(s) to gross the payment up for tax purposes, so that, after payment by the Sellers of all taxes, interest and penalties, the Sellers suffer no liabilities, taxes, penalties or costs as a result of the Audit Change. Provided, however, no more than one tax gross up payment shall be made to each of the Sellers unless the amount payable to each is more than $20,000 in which event a second gross up payment shall be made.

7.7	Delivery of Audited Financial Statements.

BST shall use its best efforts to obtain its audited financial statements for the years ended December 31, 2013 and December 31, 2014 and reviewed financial statements for the six months ended June 30, 2014 and June 30, 2015, as soon as practicable following the Closing. The auditors’ fees for preparing such financial statements, in the amount of no more than $50,000, shall be paid by BST. The Sellers shall cooperate with BST and the auditors in the preparation of such audited financial statements, including, but not limited to, by signing customary representation letters and providing all information available to the Sellers that is requested by or on behalf of BST and by the auditors.

7.8           Equity Ownership for We Sell Employees.

After the Closing, the Buyer will grant 300,000 restricted stock units to employees of We Sell as may be designated by the Sellers in their discretion.

7.9           Other Agreements of the Parties.

(a)          If the Buyer intends to issue new or additional shares of any class to any third party, the Buyer will offer the Sellers the opportunity to purchase shares of the same class on the same terms as those offered to the third party purchaser.

(b)          In the event that the Buyer engages in any financing involving the sale of capital stock or securities convertible into, exercisable for or exchangeable for capital stock (any, a “Security”), except a public underwritten offering of any Securities, and offers for the Securities exceed the gross proceeds contained in any term sheet or similar document (the “Offered Amount”), the Sellers shall be given three business days’ notice to sell shares owned by the Sellers to the purchasers of Securities to the extent such purchasers’ offers exceed the Offered Amount; provided, however, the Sellers or either Seller must execute all transaction documents and close the Security offering at the same time as other investors.

(c)          The Buyer recognizes that the Sellers have used and continue to use credit cards to make substantial purchases on behalf of BST and We Sell. It is understood and agreed that the Sellers may continue to use credit cards after the Closing to purchase mobile phones and related equipment on behalf of We Sell and that We Sell will continue to pay such credit card bills directly (or, if the Sellers so elect in their discretion, to reimburse the Sellers for such credit card purchases). It is also agreed that (i) credit card points and awards earned by the Sellers on such purchases through the Closing will be the sole property of the Sellers and (ii) credit card points and awards earned by the Sellers on such purchases after the Closing will be treated in accordance with the Buyer’s policies applicable to corporate credit card points and awards earned by its employees generally.

(d)          The Buyer acknowledges that Brian Tepfer has personally guarantied We Sell’s obligations under the lease between S. Nicolia & Sons Realty Corp. and We Sell for the premises located at 20B Nancy Street, West Babylon, New York. The Buyer will use commercially reasonable efforts to remove Brian Tepfer as guarantor in any future negotiation with the landlord, such as for an extension of or other amendment to the lease (which efforts will include, without limitation, substituting the Buyer as guarantor under the lease).

8.	Miscellaneous.

(a)          Confidentiality. All Parties will treat and hold as confidential, and not use or disclose, any of the information it receives from the other Parties in the course of the negotiation or existence and terms of this Agreement and the business affairs of the other Parties (“Confidential Information”), provided, however, that the foregoing obligation of confidentiality shall not apply to (i) Confidential Information which is now or hereafter enters the public domain without a breach of this Agreement; (ii) Confidential Information known to the recipient Party(ies) prior to the time of disclosure by the disclosing Party(ies) or independently acquired or developed by employees or agents of the recipient Party(ies) (as shown by written records) without access to the Confidential Information and without violating any provisions of this Agreement; (iii) Confidential Information disclosed in good faith to the recipient Party(ies) by a third party legally entitled to disclose the same; and (iv) disclosures as may be necessary, in the opinion of the recipient Party(ies’) outside legal counsel, for the recipient Party(ies) not to be in violation or default under any applicable law or order; provided, that the recipient Party(ies) shall provide the disclosing Party(ies) with prompt prior written notice of such requirement so that the disclosing Party(ies) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. Notwithstanding the preceding, a recipient Party(ies) may disclose the Confidential Information or portions thereof to those of its managers, directors, officers, employees, contractors, agents and representatives (the persons to whom such disclosure is permissible being collectively called “Representatives”) who need to know such information for the purpose of evaluating the transactions contemplated by this Agreement and performing the recipient Party(ies)’ obligations under this Agreement (it being understood that those Representatives must be subject to confidentiality agreements with the disclosing Party(ies) substantially similar to this Agreement). All Parties agree to be responsible for any breach of this Agreement by their Representatives.

(b)          Press Releases and Public Announcements. No Party(ies) shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party(ies); provided, however, the Parties agree that a Party may make any public disclosure it believes in good faith is required by applicable law (in which case such Party will use its reasonable best efforts to give the other Party(ies) prior notice of the proposed disclosure).

(c)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)          Entire Agreement. This Agreement (including the Related Agreements and other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party(ies). Nothing contained in this Section 8(e) shall affect or impair any assignments caused by operation of Law.

(f)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures may be original, facsimile or pdf.

(g)          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)          Notices. All notices under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person or by FedEx or similar receipted next business day delivery, as follows:

If to BST or the Sellers:	BST Distribution, Inc.
20 Nancy Street, Unit B
West Babylon, NY 11704
Attention: Mr. Brian Tepfer and
Mr. Scott Tepfer

with a copy to:	Law Offices of M.W. McCarthy
362 Pacific Street, Suite 2
Brooklyn, NY 11217
Attention: Maureen W. McCarthy

If to the Buyer:	uSell.com, Inc.
171 Madison Avenue
New York, New York 10016
Attention: Mr. Nikhil Raman, CEO

with a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A
1645 Palm Beach Lakes Blvd., Suite 1200
West Palm Beach, FL 33104
Attention: Michael D. Harris, Esq.

or to such other address as any of them, by notice to the others, may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(i)           Governing Law; Exclusive Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of choice of laws thereof. Any action brought by a Party(ies) against the other Party(ies) concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of the State of New York and venue shall be in New York County.  The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(j)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties (to the extent such Party(ies) is(are) affected by such amendment). No waiver by any Party(ies) of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)           Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that BST and We Sell shall pay after the Closing legal fees, accounting fees and related expenses for services with respect to this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder up to $50,000.

(m)         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party(ies) by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n)          Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)          Survival; Investigations. The respective representations and warranties of the Parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party(ies) hereto and shall survive the Closing as provided in Section 7.3.

(p)          Notwithstanding anything in this Agreement to the contrary, all provisions of this Agreement are subject to any covenant contained in that certain Note Purchase Agreement dated October 23, 2015 by and among BAM Administrative Services, LLC, Purchasers from time to time party thereto, the Buyer, BST and We Sell.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

/s/ Brian Tepfer
Brian Tepfer

/s/ Scott Tepfer
Scott Tepfer

BUYER:

uSell.com, Inc.

By:	/s/ Nikhil Raman
Nikhil Raman, CEO

BST:

BST Distribution, Inc.

By:	/s/ Brian Tepfer
Brian Tepfer, CEO